Exhibit 99.2

Slide 1	Welcome to the Annual Meeting

Slide 2	Safe Harbor Statement

Slide 3	Rufus A. Fulton, Jr.’s remarks

Slide 4	This year, our message to shareholders focuses on one of the hallmarks of our company: consistent performance. To illustrate this concept, we have used the visual depiction of a symphony orchestra.

Slide 5	While you may think of a bank, which focuses largely on the science of numbers, and an orchestra, which emphasizes the art of music, as being inherently different, there are many similarities in how each accomplishes its respective mission.

Slide 6	At the root of each organization are caring people, inspiring each other to collectively perform their roles to the best of their ability. They blend talent with a diverse set of required skills to create something an audience will truly appreciate.

At Fulton Financial, that’s how we perform together. The feature that sets us apart from our competitors is the quality of our people.

We devote significant resources to creating career success for our employees. As they perform to the best of their abilities, their audience, comprised of our shareholders and customers as well as our communities, benefits and realizes financial success.

Slide 7	The information we will share with you today on our 2003 financial performance clearly demonstrates our success in this endeavor.

In a few minutes, Scott Smith will share our financial performance with you.

But right now, I would like to reflect on the milestones of last year, all of which were accomplished through the efforts of our more than 3600 dedicated employees.

Slide 8	In January 2003, we announced our intent to acquire Premier Bancorp, Inc., based in Doylestown, Bucks County, Pennsylvania.

Slide 9	This transaction was completed in August. Premier Bank now operates six community banking offices in Montgomery and Bucks Counties, the second and third wealthiest counties in Pennsylvania after Chester County.

Slide 10	Premier Bank also had two branches in the Lehigh Valley that became part of our Lafayette Ambassador Bank affiliate.

Slide 11	In March, Fulton Financial Advisors was recognized nationally by The Bank Insurance and Securities Association as the community-based bank brokerage program of the year.

In addition to overall program excellence, award criteria included productivity as well as low employee turnover, compliance, customer satisfaction and reputation within the industry.

On the screen, you see Jim McCurdy, who heads our brokerage area, featured on the cover of the Summer 2003 issue of the organization’s magazine, which also included an overview of our brokerage program.

Slide 12	In August, we announced our intent to acquire Resource Bankshares, based in Virginia Beach, and the acquisition was completed on April 1 of this year.

Resource fits well with our strategy of acquiring well-managed, profitable banks with strong asset quality and with talented, dedicated people.

We are pleased that our entry into the Virginia market has aligned us with such a high caliber organization.

Over the last few years, they have produced strong double-digit growth in earnings per share, deposits and loans.

In addition, they were ranked fifth in the nation among banks with assets under $1 billion for their three-year average return on equity of 21.47%, as reported in the July 2003 issue of U.S. Banker magazine.

Resource is the only Virginia-based bank with offices in that state’s three major markets: Hampton Roads, Richmond and Northern Virginia. The bank’s market area accounts for over 73 percent of all deposits in that state.

Slide 13	Earlier, I introduced Ted Grell, CEO of Resource Bank. Now I would like to ask Lawrence Smith, chairman of the board of Resource Bank, to stand. Lawrence and many of Resource Bank’s directors have joined us here today – please give them a warm welcome.

Slide 14	Here you can see a list of the acquisitions we have made since the holding company was formed. These acquisitions have added considerably to the assets of our company.

Slide 15	In the past, we have shared this map to illustrate where we have a desire to expand our corporate footprint.

As you can see the area shaded in blue shows the markets in which we currently have a presence, while the area shaded in light orange shows potential areas for future expansion.

Slide 16	Continuing on with other milestones of last year: in December, we purchased $165 million in agricultural loans in Pennsylvania and Delaware from Wachovia.

This acquisition has made us the number one agricultural lender in Pennsylvania and the northeast.

This acquisition underscores our organization’s 122-year-old commitment to the agricultural community and enables us to utilize our expertise on behalf of these 350 new customers.

We have already begun to expand our banking relationships with many of them. We are also pleased that a number of the relationship managers who previously worked with these clients at Wachovia have now become a part of the Fulton agricultural lending department. This purchase enables us to achieve further economies of scale by leveraging our ag resources.

Slide 17	In 2003, Fulton Mortgage Company originated a record $1.1 billion in mortgages, as compared to $800 million in 2002, making this product line the second largest contributor to our non-interest income.

Slide 18	We are proud of the accomplishments of the past year and we will work to continue our strong performance in the future.

Slide 19	R. Scott Smith, Jr.’s remarks

Slide 20	We ended last year with $9.8 billion in assets and nearly $2.6 billion in market capitalization, making us the 2nd largest commercial bank headquartered in the Third Federal

Reserve District.

Slide 21	At year-end, we had 200 banking offices and 226 automated teller machines located throughout Pennsylvania, New Jersey, Maryland and Delaware. On April 1, we added six more banking offices when we finalized our acquisition of Resource Bankshares in Virginia, as Rufus mentioned.

Slide 22	We have achieved significant accomplishments over the years. As a holding company, we have produced 22 consecutive years of record earnings.

Our compounded annual growth rate in earnings per share as originally reported has been 8.8% since the holding company was formed.

Going back a little further, we have also had 29 consecutive years of dividend increases.

Since 1982 when the holding company was formed, our dividends have increased at an annual rate of 10.3 percent. We would expect this trend to continue in the future.

As you can see, we have a proven business model that has enabled us to maintain consistently high performance.

Slide 23	As shareholders, you will see that the qualities you have come to expect from us – record earnings, high asset quality, a strong net interest margin and prudent expense control – were again evident in last year’s results.

Slide 24	In 2003, our net income per share was $1.28, a 4.1 percent increase over the $1.23 reported in 2002.

Our cash dividends per share were 62.3 cents, an 11.4% increase over 2002.

These results represent a return on assets of 1.57% and a return on equity of 15.45%. Our efficiency ratio for the year was 53.8%.

Slide 25	Here you can see our performance over the past five years in six key areas.

You will note that our performance has improved in almost all of these areas during this time period, and has equaled or exceeded the performance of our peers.

Slide 26	Last year’s total return to shareholders, which includes both price appreciation and dividends paid, was just over 34%. This compares very favorably to overall market benchmarks.

Slide 27	As we review our stock performance quarter-to-quarter and year-to-year, it is important not to lose sight of our superior total return to shareholders.

Over the last five years, Fulton’s total return was over 80%.

Slide 28	The Wall Street Journal publishes long-and short-term total return data for the nation’s top 1000 companies ranked by market capitalization.

Out of the 62 banks on this list, Fulton ranked 19th. This slide gives you an idea of where we ranked relative to our peers and the Top 50 banks in the country.

Slide 29	And since 1982, long-term shareholders have experienced attractive returns.

For example, if you owned 100 shares of Fulton Financial stock on June 30, 1982 when the Corporation was formed, your investment was $1,750.

By doing nothing more than holding on to those shares, as of December 31, 2003, you would have owned 1,567 shares valued at $34,317 for a compounded annual rate of return of 15 percent over the 22-year period.

Slide 30	If you had taken advantage of our dividend reinvestment plan, that same investment of $1,750 in 1982 would have had a 2003 year-end market value of $72,752.

This equals 3,322 shares, for a compounded annual rate of return of 19 percent.

Incidentally, if you are not currently reinvesting dividends and would like to do so, or if you would like your dividends automatically deposited to one of your accounts, you may arrange this by calling the toll-free shareholder services number found in your annual report.

Slide 31	The average daily trading volume of our stock has reached a level of nearly 117,000 shares.

Eleven analysts now follow our company, and 35 firms make a market in our stock.

We have more than 117 million shares outstanding which, as I mentioned earlier, provides a market capitalization of nearly $2.6 billion.

Slide 32	In addition, seventy percent of our more than 3,600 employees collectively own more than two million shares of Fulton stock.

Our stock has also been valuable in helping us to recruit and retain key long-term employees through the utilization of stock options.

Slide 33	As you can see, our overall retention rate of over 80 percent would indicate that our efforts to create career success for our employees appear to be effective.

Slide 34	Here you can see the list of the eleven analysts who follow our company, along with each of their current recommendations.

Four of the eleven have us as a “buy;” six have us as a “hold” and one has us as an “underperform.” One-year price targets among the group range from a low of $19 to a high of $25.

Slide 35	Moving now into the area of corporate governance, you have undoubtedly heard a great deal about the Sarbanes-Oxley Act.

Over the last year, we have worked to be in full compliance with its provisions.

Our activity has focused on formalizing initiatives we already had in place, for example, our written Code of Conduct.

We have addressed all Sarbanes-Oxley provisions and related SEC regulations, including those concerning director nominations and shareholder communications, as well as the recently announced NASDAQ listing standards. We have designated a financial expert on our audit committee and formed a corporate disclosure committee.

This committee is comprised of senior officers and it reviews all of our financial disclosures to make sure they are in compliance.

This review includes receiving certifications as well as a disclosure checklist from each business line manager and affiliate CEO.

We have established a dedicated phone line through which employees can bring financial accounting concerns to management’s attention anonymously. The role of our audit committee, which is made up of all independent directors, has also been expanded.

Our audit committee must approve our financial information before it is filed with the Securities and Exchange Commission

This approval is not given until the audit committee meets with our outside auditors and disclosure committee representatives.

Slide 36	There is one other initiative that I am very pleased to be able to unveil for you today.

We have just completed a major redesign of our corporate website, which was designed with shareholders and investors in mind.

When you visit this site, located at F-U-L-T dot–com., you will now have access to a wide variety of financial information, including analyst’s estimates, a list of our market makers, deposit marketshare information, our credit ratings, a basis calculator and an e-mail notification to provide you with automatic, up-to-date information on our company.

All of this can be found in an attractive, user-friendly environment.

Slide 37	It has certainly been a pleasure to share with you our successful performance over the past year as well as a few early milestones of 2004.

We remain committed to ensuring that you receive an appropriate return on your investment, and we thank you for your support of Fulton Financial and your confidence in the work of the employees who make up the Fulton Financial family.